Exhibit 10.4

FIRST AMENDMENT TO
CHANGE IN CONTROL AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) to that certain Change in Control Agreement dated December 14, 2004 (the “TRCB Change in Control Agreement”) is made on and as of this 31st day of October, 2008, by and between Community Partners Bancorp (“CPB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; Two River Community Bank (“TRCB”), a banking corporation organized under the laws of the state of New Jersey, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; and Barry B. Davall (the “Executive”), whose business address is 1250 Highway 35 South, Middletown, New Jersey 07748.

BACKGROUND

WHEREAS, CPB, TRCB and the Executive wish to enter into this Amendment to the TRCB Change in Control Agreement so as to (i) fully and effectively exempt the TRCB Change in Control Agreement from those provisions of Section 409A of the Internal Revenue Code of 1986 and the final Treasury Regulations for Section 409A which would or could, in the absence of such Amendment, otherwise be applicable to the TRCB Change in Control Agreement, and (ii) otherwise amend the TRCB Change in Control Agreement as agreed upon by CPB, TRCB and the Executive.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment, the sufficiency of which are hereby acknowledged, CPB, TRCB and the Executive agree that the TRCB Change in Control Agreement is amended as follows:

1.  Section 1c shall be amended by deleting the phrase “…the date when the Executive would attain age 65 or (iii)…”.

2.  Section 1d shall be amended by deleting the word “voluntary” where such term first appears, and adding the following language immediately after the word “consent”:

“…, but only if, and to the extent that, such action or failure to act by Employer constitutes a “material negative change”, within the meaning of Treas. Reg. Sec. 1.409A-1(n)(2)(i), to the Executive in his or her relationship with the Employer so as to result in the termination by the Executive of his or her employment relationship with Employer for “Good Reason” being an “involuntary separation from service” within the meaning of Treas. Reg. Sec. 1.409A-1(n)…”

3. Section 9 shall be amended by deleting the phrase “…upon four weeks’ prior written notice to the Employer specifying the Good Reason.” where such phrase appears in the first sentence of the first paragraph, and inserting in its stead “…, but only in full accordance with the terms of the third full paragraph of this Section 9.”

4.  Section 9 shall be amended by adding the following language immediately after the phrase  “…within twenty (20) business days of the termination of employment…”  where such phrase appears in the second sentence of the first paragraph:

“...(it being the intention of Employer and the Executive that the payment of the Lump Sum Payment constitute a short term deferral within the meaning of Treas. Reg. Sec. 1.409A-1(b)(4))…”

5.  Section 9 shall be amended by deleting the third sentence of the first paragraph.

6.  Section 9 shall be amended by adding the following language after the second full paragraph of Section 9:

The Executive may not resign with Good Reason, and shall not be considered to have done so for any purpose of this Agreement, unless (i) the Executive, within sixty (60) days of the initial existence of the act or failure to act by Employer which Executive believes to constitute “Good Reason” within the meaning of this Agreement, provides Employer with written notice which describes, in particular detail, the act or failure to act which Executive believes to constitute “Good Reason” and identifies the particular clause of Section 1d of this Agreement which Executive contends is applicable to such act or failure to act; (ii) Employer, within thirty (30) days of its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of his or her employment relationship with Employer, and (iii) Executive actually resigns from his or her employment with Employer on or before that date which is exactly six (6) calendar months after the initial existence of the act or failure to act by Employer which constitutes “Good Reason” within the meaning of this Agreement.  If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive of his or her employment with Employer shall not be deemed to have been for “Good Reason”; he or she shall not be entitled to any of the benefits to which he or she would have been entitled if he or she had resigned his or her employment with the Employer for “Good Reason”; and, in particular, the Employer shall not be required to pay any amount which would otherwise have been due to the Executive under this Section 9 of this Agreement had the Executive resigned with “Good Reason”.

The Employer and the Executive acknowledge that any termination of the Executive’s employment without Cause or resignation for Good Reason under this Section 9 of this Agreement is intended to qualify as a “Separation from Service” under Section 409A of the Internal Revenue Code and Treasury Regulation Section 1.409A-1(h).  The Executive and the Employer agree that the Executive will not, at any time subsequent to a termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, as an employee or independent contractor,  provide services to the Employer or any affiliate of the Employer at an annual rate which is more than twenty percent (20%) of the services rendered, on average, during the thirty six (36) full calendar months immediately preceding such termination without Cause or resignation for Good Reason under this Section 9 of this Agreement (or the full period for which the Executive provided services to the Employer (whether as an employee or as an independent contractor) if the Executive has, at the time of termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, been providing services for a period of less than thirty six (36) months).

7.  Section 10 shall be amended by adding the following sentence after the second sentence:

“For all purposes of this Agreement, the retirement by the Executive from his employment with the Employer shall be deemed to be a resignation by the Executive without Good Reason.”

8.  Section 13 shall be deleted in its entirety, and the following provision shall be inserted in its stead:

“13.  Excise Tax Reimbursement Agreement.  CPB, TRCB and the Executive (i) acknowledge that a separate agreement (the “Excise Tax Reimbursement Agreement”) has been executed by CPB, TRCB and the Executive, the terms of which are applicable to all compensation payments, including the compensation payments made under this Agreement, which may be subject to Section 280G of the Internal Revenue Code of 1986, and (ii) acknowledge their intentions to fully abide by the terms of the Excise Tax Reimbursement Agreement.”

9.  Section 14 shall be deleted in its entirety, and the following provision shall be inserted in its stead:

“14.  Release as a Condition Precedent.  As a condition precedent to the actual payment by the Employer to the Executive of any amount otherwise payable under Section 9 of this Agreement, the Executive must execute and deliver a full release in favor of CPB, TRCB, their respective affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to the Employer; (ii) cover all actual or potential claims arising from the Executive’s employment by the Employer and the termination of such employment; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.”

10.  The following Section 15 shall be inserted immediately after Section 14:

“15.  Covenant Not to Compete. The Executive agrees that for a period of twelve (12) months from the date when the Lump Sum Payment is made to the Executive under this Agreement, he shall not become employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which TRCB or any affiliate of TRCB maintains an office or branch.  The Executive acknowledges that the terms and conditions of this restrictive covenant are reasonable and necessary to protect TRCB, its subsidiaries, and its affiliates, and that the Employer’s tender of performance under this Agreement is fair, adequate and valid consideration in exchange for his promises under this Paragraph 15 of this Agreement.  The Executive further acknowledges that his knowledge, skills and abilities are sufficient to permit him to earn a satisfactory livelihood without violating the provisions of this Paragraph 15.”

11.  The following Section 16 shall be inserted immediately after Section 15:

16.  Severance Compensation and Benefits not in Derogation of Other Benefits. Subject only to those particular terms of this Agreement to the contrary, the payment or obligation to pay any monies, or the granting of any benefits, rights or privileges to the Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has or will have under any plans or programs of the Employer.

12.  Section 15 of the original TRCB Change in Control Agreement shall be renumbered as Section 17.

13.  The amendments set forth in this First Amendment to Change in Control Agreement shall be deemed to have been effective as of the date of the TRCB Change in Control Agreement, as though such amendatory language had been fully set forth therein.

IN WITNESS WHEREOF, CPB and TRCB have caused this Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ Jean Nelson-Crosby	/s/Barry B. Davall
Barry B. Davall, individually

ATTEST:	COMMUNITY PARTNERS BANCORP

/s/Michael W. Kostelnik	By:	/s/Charles T. Parton
Michael W. Kostelnik, Secretary		Charles T. Parton, Chairman

ATTEST:	TWO RIVER COMMUNITY BANK

/s/Michael W. Kostelnik	By:	/s/William D. Moss
Michael W. Kostelnik, Secretary		William D. Moss, President